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                                                                    EXHIBIT 10.9



                             EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT (the "Agreement") dated as of March 27, 2000 by and between Western Multiplex Corporation, a Delaware corporation (the "Company") and Joseph J. Tavormina (the "Executive").

          WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by the Company during the term of this Agreement and Executive is willing to accept and continue Executive's employment on the terms hereinafter set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

          1.   Term of Employment; Executive Representation.
               --------------------------------------------

               a. Employment Term. Executive's term of employment under this Agreement shall commence on the date hereof and, subject to the terms hereof, Executive and the Company agree and acknowledge that Executive's employment with the Company constitutes "at-will" employment and that this Agreement may be terminated at any time by the Company or Executive, subject to the provisions of Section 7 of this Agreement.

               b. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

          2.   Position.
               --------

               a. While employed hereunder, Executive shall serve as the Company's Vice President of Access Products. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Company. Executive shall report to the Company's President (or other position that is equivalent or more senior).

               b. While employed hereunder, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business,



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profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Company; provided that nothing herein shall preclude Executive from continuing to serve on the board of directors or trustees of any business corporation or any charitable organization on which he currently serves and which is identified on Exhibit A hereto or, subject to the prior approval of the Company, from accepting appointment to any additional directorships or trusteeships, provided in each case, and in the aggregate, that such activities do not interfere with the performance of Executive's duties hereunder or conflict with Section 8.

          3.   Annual Compensation.
               -------------------

               a. Base Salary. While employed hereunder, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $144,000, payable in regular installments in accordance with the Company's usual payment practices. The Company shall review Executive's Base Salary at least annually, and Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the Company.

               b. Annual Bonus. With respect to each calendar year while employed hereunder, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") pursuant to an annual incentive plan to be established by the Company (the "Bonus Plan"); provided, however, that the Executive's minimum Annual Bonus opportunity shall be based on a minimum percentage of Base Salary (the "Minimum Target"), which shall not be less than such minimum percentage of base salary that other similarly situated employees of the Company may be eligible to earn pursuant to the Bonus Plan; and provided, further, that with respect to the Annual Bonus payable in respect of calendar year 2000, Executive's Minimum Target shall not be less than 15% of Executive's Base Salary, and his Annual Bonus shall not be less than 22.5% of Executive's Base Salary. A copy of the Company's existing annual incentive plan is attached as Exhibit B hereto.

          4.   Equity Arrangements.
               -------------------

               a. Restricted Stock. The Company shall sell to Executive 200,000 shares of the Company's Common Stock. The price per share shall be $0.50 and shall be paid by a promissory note provided by the Company (which shall be at the minimum interest rate allowed by the Internal Revenue Service and the interest on promissory note shall accrue). The stock purchase shall be subject to the terms of the Subscription and Employee Stockholder's Agreement attached as Exhibit C hereto, the terms of which shall be


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consistent with this Agreement and with such terms as may be provided to other similarly situated executives of the Company.

               b. Stock Option. The Company shall provide Executive with an option to purchase 200,000 shares of the Company's common stock. The exercise price per share shall be $.50 and the vesting schedule (and all other terms) shall be as set forth in the Stock Option Agreement attached as Exhibit D hereto, which terms shall be consistent with this Agreement.

          5. Employee Benefits. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof, which the Company generally makes available to its senior executives. Executive shall also be entitled to such number of paid vacation (which shall not be less than four weeks) and sick leave in each calendar year as established under the Company's policies as in effect from time to time, which shall be taken at such times as are consistent with Executive's responsibilities hereunder.

          6. Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

          7. Termination. The Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 90 days advance written notice of Executive's resignation from employment with the Company for any reason (other than for death or Permanent Disability); provided, further, however, that Executive shall only be required to give the Company at least 30 days' advance written notice of Executive's resignation from employment for Good Reason (but only as defined in Section 7(c)(ii)(x) and (y)) following the expiration of the 30-day cure period provided to the Company pursuant to Section 7(c)(i) of this Agreement. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

               a. By the Company For Cause for Cause or Resignation By the Executive Without Good Reason.
                    --------------------------------------------------------

               (i) The Executive's employment hereunder may be terminated by the Company for Cause (as defined below) or upon 90 days prior written

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notice, by Executive without Good Reason.  Notwithstanding the foregoing, none of the events described in clauses (i) or (v) of Section 7(a)(ii) shall constitute Cause unless the Company shall have notified Executive in writing describing the events which constitute Cause and then only if Executive shall have failed to cure such event within thirty (30) days after Executive's receipt of such written notice.

               (ii) For purposes of this Agreement, "Cause" shall mean (i) the Executive's willful and continued failure to perform his or her duties with respect to the Company or its subsidiaries after demand by his or her superior for substantial performance is made or delivered, (ii) willful misconduct by the Executive involving material dishonesty or breach of trust in connection with the Executive's employment, (iii) conviction for any felony or misdemeanor involving moral turpitude, (iv) any material breach of the Executive's restrictive covenants as provided in Section 8 of this Agreement, or (v) material violation of any written Company policy.

               (iii) If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

               (A) the Base Salary through the date of termination;

               (B) any Annual Bonus earned but unpaid as of the date of termination.

               (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination;

               (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company; and

               (E) any accrued but unused vacation pay (the amounts described in clauses (A) through (E) hereof being referred to as the "Accrued Rights").

          Following such termination of Executive's employment by the Company for Cause, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

               b.   Disability or Death.
                    -------------------

               (i) The Executive's employment hereunder shall terminate upon Executive's death and if Executive becomes physically or mentally

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incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

               (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

               (A) the Accrued Rights; and

               (B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 3(b) hereof in respect of the year in which the date of Executive's termination of employment occurs, based upon the percentage of the calendar year that shall have elapsed through the date of Executive's termination, payable when such Annual Bonus would have otherwise been payable had the Executive's employment not terminated.

          Following Executives termination of employment due to death or Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

               c. By the Company Without Cause or Resignation by Executive for Good Reason.
                    --------------------------------------------------------

               (i) The Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason. Notwithstanding the foregoing, none of the events described in clauses (x) or (y) of Section 7(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure


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such event within thirty (30) days after the Company's receipt of such written notice.

               (ii) For purposes of this Agreement, "Good Reason" shall mean: (x) a reduction in the Executive's Base Salary (other than any reduction that is proportionally the same as a general salary reduction affecting at least the majority of salaried employees of the Company), (y) a material and adverse reduction in the Executive's duties and responsibilities, (z) a transfer of the Executive's primary workplace by more than fifty (50) miles from the current workplace, other than as approved by Executive. The Company hereby acknowledges that Executive's current workplace shall be Petaluma, California.

               (iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

               (A)  the Accrued Rights; and

               (B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 3(b) hereof in respect of the year in which the date of Executive's termination of employment occurs, based upon the percentage of the calendar year that shall have elapsed through the date of Executive's termination, payable when such Annual Bonus would have otherwise been payable had the Executive's employment not terminated;

               (C) subject to Executive's continued compliance with the provisions of Section 8, continued payment of the Base Salary and Annual Bonus until twelve (12) months after the date of such termination; provided, that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

               (D) subject to Executive's continued compliance with the provisions of Section 8, continuation of such Employee Benefits (as described in Section 5 hereof), if any, as to which Executive may be entitled under the employee benefits plans of the Company until twelve (12) months after the date of such termination.

          Notwithstanding the foregoing, if Executive's resigns for Good Reason or Executive's employment is terminated by the Company without Cause following a reduction in Executive's Base Salary (other than any reduction that is proportionally the same as a general salary reduction affecting at least the majority of salaried employees of the Company), the Base Salary and

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Annual Bonus for the purpose of Section 7(c)(iii) shall be based on the Base
Salary prior to such reduction.

          Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

               d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

          8.   Nondisclosure of Confidential Information; Non-Competition.
               ----------------------------------------------------------

               a. At any time during or after Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 8(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company, its subsidiaries, Ripplewood Holdings L.L.C. or their respective affiliates as in existence as of the date of Executive's termination of employment that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

               b. As Vice President of Access Products, Executive will acquire knowledge of Confidential Information and trade secrets. Executive acknowledges that the Confidential Information and trade secrets which the Company has provided and will provide to him could play a significant role were he to directly or indirectly be engaged in any business in Competition with the Company or its subsidiaries. During the period of his employment hereunder and for one year thereafter, Executive agrees that, without the

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prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than an ownership position of less than 5 percent in any company whose shares are publicly traded), any business, which is in Competition (as hereinafter defined) with the Business (as hereinafter defined) and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit for employment any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation, in either case to the extent that Executive would use or inevitably use Confidential Information or trade secrets or that would otherwise constitute unfair competition.

               c. For purposes of this Section 8, a business shall be deemed to be in Competition with the Business if it is primarily engaged in or has taken concrete steps toward engaging in the business of research and development, designing, manufacturing, marketing, distributing, or servicing or selling components as used in microwave radios, products and equipment, whether in existence or in development, relating to microwave communications (including unlicenced spread spectrum radio, licensed microwave radio, wireless Ethernet bridge, and fixed wireless (e.g., wireless local loop, point-to-point, point-to-multipoint)), as carried on by the Company or its affiliates as of the date of Executive's termination of employment, in all cities, counties, states and countries in which the business of the Company or its affiliates is then being conducted or its products are being sold.

               d. The results and proceeds of Executive's services hereunder, including, without limitation, any works of authorship resulting from Executive's services during Executive's employment with the Company and/or any of the Company's affiliates and any works in progress, will be works-made-for hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive will, from time to time as may be requested by the Company, (i)

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during the term of Executive's employment without further consideration, and
(ii) thereafter at Executive's then current hourly rate, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive's services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This subsection is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive's employer. This Section does not apply to an invention that qualifies as a nonassignable invention under Section 2870 of the California Labor Code, which applies to any invention for which no equipment, supplies, facilities or Confidential Information was used, which does not (i) relate to the business of the Company; (ii) relate to the Company's actual or demonstrable anticipated research or development or (iii) result from any work performed by Executive for the Company. This confirms that Executive has been notified of his rights under Section 2870 of the California Labor Code.

               e. Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

               f. Executive agrees to sign the Company's standard Employment, Confidential Information and Invention Agreement, which is attached as Exhibit E; provided that this Agreement shall control over any contrary or inconsistent terms in Exhibit E.

          9. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise

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required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

          10.  Miscellaneous.
               -------------

               a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

               b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates

               c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

               e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

               f. Mitigation. Executive shall be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment (which is acceptable to Executive, in his good faith determination), taking into account the provisions of Section 8 of this

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Agreement.  Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than the Company or any of its affiliates from the date Executive's employment hereunder is terminated until twelve months thereafter, the amounts paid to Executive during such period pursuant to Section 7(c)(iii)(C) to this Agreement shall be reduced by the amounts of salary, bonus or other compensation earned by Executive during such period as a result of Executive's performing such services (regardless of when such earned amounts are actually paid to Executive).

               g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

               h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     If to the Company:

     Western Multiplex Corporation
     1196 Borregas Ave.
     Sunnyvale, California  94089
     Attention: Amir Zoufonoun

     If to Executive:

     To the most recent address of Executive set forth in the personnel records of the Company.

               i. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

               j. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               k. Arbitration/Attorney's Fees. Any dispute between the parties regarding this Agreement shall be resolved by a single arbitrator,

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who is qualified to practice law in California, in accordance with the employment dispute resolution rules of the America Arbitration Association then in effect. The arbitrator shall have the authority to grant any relief available under applicable law. The arbitrator's decision shall be final and binding on the parties and shall be the exclusive remedy for all such disputes, except that either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award in any court having competent jurisdiction, and to obtain temporary injunctive relief pending final judgment based on the arbitrator's award. The arbitration shall take place in Sonoma County, California unless otherwise agreed by the parties. In any legal action, arbitration or other proceeding between the parties, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.



































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          IN WITNESS WHEREOF, the parties hereto have duly executed this

Agreement as of the day and year first above written.

                               WESTERN MULTIPLEX CORPORATION


                               By:  /s/Amir Zoufonoun
                                    ---------------------------
                               Name:  Amir Zoufonoun
                               Title: President



                               EXECUTIVE:

                               /s/ Joseph Tavormina
                               --------------------------
                               Joseph Tavormina

                               4709 Devonshire Place
                               ------------------------

                               Santa Rosa, CA  95405
                               ----------------------------
                               Address of Executive





















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